EXHIBIT 10.3


                         INTERCOMPANY SERVICES AGREEMENT

         This Intercompany Services Agreement (this "Agreement") is made and entered into as of the 14th day of June 1999, by and between RJR Nabisco Holdings Corp. (to be renamed "Nabisco Group Holdings Corp."), a Delaware corporation ("NGH"), Nabisco Holdings Corp., a Delaware corporation ("Nabisco"), and, solely for purposes of Section 21 of this Agreement, R.J. Reynolds Tobacco Holdings, Inc. a Delaware corporation (formerly named "RJR Nabisco, Inc.") ("RJRTH").

           1. Corporate Services, Insurance and Employee Benefits. Beginning on the date (the "Effective Date") that NGH shall have distributed to its stockholders all of its shares of the common stock of RJRTH, Nabisco shall provide to NGH all of the services set forth from time to time on Exhibit A to this Agreement ("Corporate Services"). To the extent provided in this Agreement, Nabisco will also include NGH in its insurance coverage ("Insurance"). In addition, NGH and Nabisco have agreed that both Nabisco employees and NGH employees may participate in the benefit plans and programs set forth in Exhibit B to this Agreement ("Benefit Plans"). The Corporate Services and Benefit Plans of Nabisco may be provided by (i) any employee of Nabisco or its subsidiaries or
(ii) any third party designated at the sole discretion of Nabisco. Insurance may be provided by such third party insurers as Nabisco may designate.

           2.   Corporate Services.

          (a) Cash Management Provisions. As noted in Exhibit A, the Corporate Services include cash management services. Nabisco shall place all of NGH's collections in, make all of its disbursements from, and concentrate all uninvested funds in accounts (the "NGH Accounts") in the name of NGH. The NGH Accounts, the funds therein and all earnings thereon shall remain under the sole ownership and control of NGH, except to the extent that NGH, at its option, assigns or pledges such accounts to any independent third party. Nabisco shall have no rights in or to the NGH Accounts, the funds therein, or the earnings thereon and hereby waives any rights of setoff it may now or hereafter have with respect thereto. Nabisco shall comply with all of NGH's instructions concerning the use of funds in the NGH Accounts.

          (b) Expansion or Contraction of Corporate Services. At any time during the term of this Agreement, NGH may request that Nabisco provide additional or different Corporate Services or cease providing one or more Corporate Services then being provided. Upon any such request, the parties will discuss in good faith, without obligation, an appropriate


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         adjustment, if any, to the Services Fee (as defined below) to reflect such additional or different Corporate Services or termination of such Corporate Services, after which NGH shall notify Nabisco in writing whether it shall accept such additional Corporate Services or termination of Corporate Services and, upon acceptance, such adjustments shall become effective. If the Services Fee is reduced, Nabisco shall promptly refund to NGH any amount overcharged as a result of such reduction. If the Services Fee is increased, NGH shall promptly pay to Nabisco the amount necessary to cover such increase.

         3. (a) Insurance. Unless NGH notifies Nabisco within ten (10) days of this Agreement that it has elected to terminate its Insurance benefits and obligations, Nabisco shall use all commercially reasonable efforts to cause NGH to be covered during the term of this Agreement under Nabisco's insurance policies (including, without limitation, directors' and officers' liability insurance and workers' compensation) which will provide to NGH the type of Insurance that NGH had in place immediately prior to the date hereof, subject to availability. Nabisco shall not be responsible for obtaining or maintaining any insurance coverage for NGH other than as set forth in the preceding sentence. The Insurance provided shall be subject to such policies of insurance or self-insurance, and such guidelines or procedures in respect of insurance or self-insurance, as NGH had in effect immediately prior to the date hereof. In the event the terms of the Insurance (including the scope of coverage), self-insurance, or other policies, guidelines or procedures relating to Insurance or self-insurance, change or require change from those terms NGH had in effect immediately prior to the date hereof, Nabisco agrees (a) to the extent Nabisco is aware of a material change prior to the effective date of the change, to provide notice to NGH of such change prior to its effective date, or (b) otherwise to provide notice to NGH upon becoming aware of the change.

         (b) Termination of Insurance. Notwithstanding paragraph 6 hereof, either NGH or Nabisco may terminate all or any portion of the Insurance at any time on 90 days' prior written notice to the other party hereto. In the event all or any portion of the Insurance is terminated, if appropriate, the charges therefor shall be adjusted equitably to reflect such termination and Nabisco shall promptly refund to NGH any amounts overcharged.

           4.   Employee Benefit Plans.

         (a) Plans and Services. During the period from the Effective Date until the termination of this Section of this Agreement, employees of NGH shall be eligible to participate in the Benefit Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. During such


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period, in accordance with and subject to regulatory requirements, Nabisco will continue to provide Corporate Services with respect to the Benefit Plans in substantially the same manner as it administered the plans or the benefits provided under the plans prior to the Effective Date.

          (b) Changes; Additional Services and Plan Terms. NGH may request changes in the applicable Benefit Plan terms or services, subject, as to the services only, to the approval of Nabisco, which approval shall not be unreasonably withheld. Approval of changes in the terms of a Benefit Plan shall be in the sole discretion of the plan sponsor. Upon any such request, the parties will discuss in good faith, without obligation, appropriate adjustments to the Services Fee to reflect such adjustments, after which NGH shall notify Nabisco in writing whether it shall accept such adjustments, and upon acceptance, such adjustments shall become effective. If the Services Fee is reduced, Nabisco shall promptly refund to NGH any amount overcharged as a result of such reduction. If the Services Fee is increased, NGH shall promptly pay to Nabisco the amount necessary to cover such increase. From time to time, Nabisco may, as plan sponsor, make changes in the benefit plans or in the administration of any of the plans.

         (c) Regulatory Matters. Nabisco and NGH agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with the Benefit Plans that apply either to the other party or jointly to NGH and Nabisco and its other subsidiaries. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

         (d) Executive Compensation. Certain NGH employees participate in executive compensation and benefit programs and arrangements that are sponsored by Nabisco and listed in Exhibit C-Part 1. Certain Nabisco and NGH employees participate in executive compensation and benefit programs and arrangements that are sponsored by, or entered into with, NGH and listed in Exhibit C-Part 2. During the period from the Effective Date until termination of this Section of this Agreement, Nabisco will administer and provide Corporate Services with respect to the plans and arrangements listed in Exhibit C.



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         (e) Directors Compensation. Directors of NGH participate in certain directors compensation plans and arrangements sponsored by NGH. During the period from the Effective Date until the termination of this Section of this Agreement, Nabisco will administer and provide Corporate Services with respect to all of those directors compensation plans and arrangements.

         (f) Certain Notices. In the event there is an ERISA Event, with respect to Benefit Plans administered by Nabisco, Nabisco shall advise NGH as soon as reasonably practicable after Nabisco determines the ERISA Event has occurred. For purposes of this Section 4(e), an "ERISA Event" means (a) the termination of a Benefit Plan or the filing of a Notice of Intent to Terminate such a plan, in either case, under Section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"); (b) the institution of proceedings by the Pension Benefit Guaranty Corporation (or any successor thereof) to terminate a Benefit Plan or to appoint a trustee to administer such a plan or the receipt of notice by Nabisco that such an action has been taken with respect to such a plan; (c) any substantial accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 302 of ERISA is incurred with respect to any Benefit Plan sponsored by Nabisco and no waiver of that deficiency has been obtained from the Internal Revenue Service; (d) the Internal Revenue Service determines that a Benefit Plan that is intended to be qualified under Section 401 of the Code fails to meet the applicable requirements of the Code and disqualifies the plan; or (e) an amendment to a Benefit Plan sponsored by Nabisco that results in a significant underfunding described in Section 401(a)(29) of the Code or Section 307 of ERISA.

         (g) Third Party Beneficiary. Nothing in this Agreement is intended to entitle any employee or individual to any benefit or compensation from NGH or Nabisco or to otherwise establish or create any rights on the part of any third party. Nothing in this Agreement is intended to restrict or limit Nabisco in the exercise of its rights or the fulfillment of its duties as plan sponsor.

         (h) Conflicts. In the event of a conflict between the terms of this
Section 4 and the terms of Section 2 hereof relating to providing Corporate Services in connection with Benefit Plans, the terms of this Section 4 shall control.

           5. Fee. In exchange for the Corporate Services, Insurance and Benefit Plans provided by Nabisco during the term of this Agreement, NGH shall pay to Nabisco a fee (the "Services Fee") in an amount equal to the fair market value of such Corporate Services, Insurance and Benefit Plans as determined in good faith by Nabisco and NGH. NGH shall make such payments in arrears within 30 days


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of receipt of a reasonably detailed invoice therefor or with such other frequency or at such other times as Nabisco and NGH may agree.

           6. Term; Termination of Services. This Agreement shall commence on the date hereof and end on the first date that NGH owns less than 50% of the Nabisco Stock (as that term is defined in the Corporate Agreement among the parties hereto on the date hereof) that NGH owns on the date of this Agreement. Either party hereto may terminate this Agreement if the other party commits any payment default or otherwise breaches its obligations hereunder in any material respect.

           7. Cooperation; No Agency. Nabisco and NGH shall cooperate with each other with respect to all provisions of this Agreement and the Corporate Services, Insurance and Benefit Plans provided hereunder. However, this Agreement creates no agency relationship between Nabisco and NGH except as may be otherwise required for purposes of this Agreement.

           8. Limitation of Liability. Except as may be provided in Section 9 below, Nabisco, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a "Nabisco Party") shall not be liable to NGH, its directors, officers, employees, agents or permitted assigns (each, a "NGH Party") and each NGH Party shall not be liable to any Nabisco Party, in each case, for any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including all costs and expenses relating thereto (including, without limitation, all court costs, out-of-pocket expenses of investigation and attorneys' fees and out-of-pocket expenses in connection with any claim, action, or threatened action) ("Damages"), of a NGH Party, in the case of an Nabisco Party, or an Nabisco Party, in the case of a NGH Party, arising in connection with this Agreement, the Corporate Services, the Insurance or the Benefit Plans.

           9. Indemnification. Nabisco shall indemnify, defend and hold harmless each of the NGH Parties from and against all Damages, of third parties unrelated to any NGH Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of Nabisco in connection with the performance of the Corporate Services or the administration of the Benefit Plans, or the provision of the Insurance, except to the extent that Damages were caused directly or indirectly by statements, acts or omissions of any NGH Party; provided that, in the case of any Benefit Plan, NGH's right of indemnification also shall extend to claims of NGH employees but shall not extend to any Damages that otherwise would have been owed in the absence of such gross negligence or


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willful misconduct. Notwithstanding the foregoing, Nabisco shall not be liable for any special, indirect, incidental or consequential damages relating to such third party claims. If NGH knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify Nabisco of such claim and Nabisco may defend, settle or otherwise litigate such claim; provided that Nabisco may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

          10. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

          11. Confidential Information. NGH and Nabisco hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 11, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement; provided that such source is not and was not bound to hold such information confidential,
(iii) information acquired or developed independently by a party without violating this Section 11 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law; provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 11.

          12. Assignment. Except as otherwise provided herein, neither party may assign or transfer any of its rights or duties under this Agreement to any third person or entity without the prior written consent of the other party.


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          13. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission or intercompany mail, or five (5) days after posting if sent by mail, to the following addresses:

                  NGH:
                  Nabisco Group Holdings Corp.
                  1301 Avenue of the Americas
                  New York, New York  10019
                  Attention: General Counsel
                  Facsimile:  212-969-9917

                           and

         Nabisco:
                  Nabisco Holdings Corp.
                  7 Campus Drive
                  Parsippany, New Jersey 07054-0311
                  Attention: General Counsel
                  Facsimile: 973-539-9150

         RJRTH:
                  R. J. Reynolds Tobacco Holdings, Inc.
                  401 North Main Street
                  Winston-Salem, NC 27102
                  Attention: General Counsel
                  Facsimile: 336-741-2998

or to such other address as either party may have furnished to the other in writing in accordance with this Section 13.

         14. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York.

         15. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

          16. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing


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the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

          17. Rights Upon Orderly Termination; Survival. Upon termination or expiration of this Agreement or any of the Corporate Services, Insurance or Benefit Plans described herein, each party shall, upon request, forthwith return to the other party all reports, papers, materials and other information required to be provided to the other party by this Agreement. In addition, each party shall assist the other in the orderly termination of this Agreement or any of the Corporate Services, Insurance or Benefit Plans described herein. Notwithstanding any termination of this Agreement, the obligations of the parties hereto to make payments hereunder and the provisions of Sections 4, 8, 9, 13 and 14 shall survive.

          18. Amendment. This Agreement may only be amended by a written agreement executed by Nabisco and NGH.

          19. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

          20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

          21. Termination of Prior Agreement. RJRTH and Nabisco hereby agree to terminate the Intercompany Services and Operating Agreement dated as of January 26, 1995 between RJRTH and Nabisco, as amended, without any liability on the part of either such party except for any liability arising out of a willful breach of any provision of such agreement.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                     NABISCO HOLDINGS CORP.

                                     By: /s/ James A. Kirkman III
                                          --------------------------------
                                          Name: James A. Kirkman III
                                          Title: Executive Vice President,
                                                  General Counsel and Secretary




                                       NABISCO HOLDINGS CORP.

                                     By: /s/ William L. Rosoff
                                        --------------------------------
                                     Name: William L. Rosoff
                                     Title: Senior Vice President
                                             and General Counsel



                                     R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                                     By:  /s/ William L. Rosoff
                                        ---------------------------------------
                                           Name: William L. Rosoff
                                           Title: Senior Vice President
                                                    and General Counsel



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                                    EXHIBIT A

                               Corporate Services
                                (provided to NGH)



1.  Tax Services

2.  Accounting, Public Reporting and Consolidation Services

3.  Internal Audit Services

4.  Cash Management, Corporate Finance and other Treasury Services

5.  Investor, Public Relations and Governmental Affairs Advice

6.  Risk Management Services

7.  Legal Services

8.  Corporate Secretary Services

9.  Corporate Development Advice

10.  Executive Compensation and Benefit Services

11.  Consulting Services of Selected Executives




                                        A

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                                    EXHIBIT B

                             Employee Benefit Plans
                             (Sponsored by Nabisco)


Retirement Plan for Employees of Nabisco, Inc. ("PEP")
Nabisco, Inc. Capital Investment Plan
Pacific Hawaiian Products Company Profit Sharing and Retirement Plan

SELECT Omnibus Insurance Plan
                                       o  Core Life Insurance Plan
                                       o  Group Universal Life
                                       o  AD&D Insurance Plan
                                       o  Dependent AD&D Insurance Plan
                                       o  Business Travel Accident
                                       o  MedChoice Retiree Life Insurance

Nabisco Salary and Benefits Continuation Program

SELECT Omnibus Welfare Benefits
                                       o  Medical Care Plan
                                       o  Select Dental Care Plan
                                       o  Short-Term Disability Plan (STD)
                                       o  Long-Term Care
                                       o  EAP
                                       o  MedChoice Retiree Medical
                                       o  MedChoice Retiree Dental
                                       o  MedChoice Retiree Spending Account

Select Flexible Benefits Program (Cafeteria)

Health Care Spending Account

Long-Term Disability Plan (LTD)

MedSave Retiree Savings Plan

Dependent Day Care Spending Account

Scholastic Savings Plan

Scholastic Loan Programs



                                        B

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                                    EXHIBIT C

                                     Part 1
                          Executive Compensation Plans
                             (Sponsored by Nabisco)

          Annual Incentive Award Plan (AIAP)
          Nabisco Long-Term Incentive Plan (Nabisco LTIP)
          Flexible Perquisite Program
          Supplemental Executive Retirement Plan (SERP)
          Supplemental Benefits Plan (SBP)
          Additional Benefits Plan (ABP)
          Deferred Compensation Plan



                                     Part 2
                          Executive Compensation Plans
                               (Sponsored by NGH)

          Management Equity Participation Plan (MEPP)
          NGH Long-Term Incentive Plan (NGH LTIP)
          HQ Protection Plan (NGH employees only)
          Individual Employment/Severance Agreements (NGH employees only)





                                        C